Exhibit 10.2

Promissory Note

US$7,400,000.00	Durham, North Carolina
November 19, 2025

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as “Maker”), hereby unconditionally promises to pay to ARE-NC REGION NO. 21, LLC, a Delaware limited liability company (and together with its successors and assigns, hereinafter referred to as “Holder”), in the manner hereinafter provided, the principal sum of Seven Million Four Hundred Thousand Dollars and 00/100 ($7,400,000.00), together with interest thereon, all in accordance with the provisions hereinafter specified in this Promissory Note (the “Note”).

1. Accrual of Interest. Interest shall accrue and be computed on the principal amount outstanding from time to time under this Note until the same is repaid in full at a rate equal to five percent (5%) per annum, compounded monthly. Interest shall be calculated hereunder on the basis of a 360-day year for the actual number of days elapsed.

2. Prepayment. Maker shall be permitted to repay this Note, in whole or in part, prior to the Maturity Date without penalty. Any amounts repaid prior to the Maturity Date shall be applied in the manner proscribed in Section 4 of this Note.

3. Maturity Date. The entire unpaid principal amount of this Note, together with all accrued unpaid interest, fees, expenses and other obligations hereunder, shall be due and payable on the earliest to occur of (i) January 31, 2031, or (ii) 30 days from the end of the quarterly reporting period in which Maker (including affiliates of Maker) (A) achieves at least $150,000,000.00 in annual net revenues, including net sales by Maker and affiliates of Maker and/or (B) receives at least $150,000,000.00 in annual royalties paid to Maker and/or affiliates of Maker on the sale of its current lead product candidate, lxo-vec (the “Lead Product Candidate”) (the “Maturity Date”), or, if earlier, the date on which this Note becomes due and payable pursuant to the terms of this Note. For purposes of determining whether the thresholds in clause (ii) above have been satisfied: (X) if Maker is a reporting company under the Securities Exchange Act of 1934, such determination shall be based on Maker’s annual and quarterly financial statements filed with the SEC; and (Y) if Maker is not a reporting company, such determination shall be based on comparable financial statements prepared in accordance with GAAP (or IFRS, if applicable) and delivered to Holder within the same timeframes as such filings would have been required to be made with the SEC had Maker been a Securities and Exchange Commission reporting company. In addition. Maker shall provide Holder with such related supporting information as may be reasonably requested by Holder to verify compliance with the thresholds, and Holder shall have customary audit and inspection rights, exercisable upon reasonable prior notice, to review Maker’s and its affiliates’ books and records to confirm the accuracy of such financial statements and the satisfaction of the conditions described above.

Notwithstanding the foregoing, if following the date of that certain Fourth Amendment to Lease entered into between Holder and Adverum NC, LLC, a Delaware limited liability company (“Adverum”), Maker or Adverum consummates a Change of Control (as defined below) prior to the Maturity Date, the outstanding principal balance of this Note, together with accrued interest, shall be prepaid in full in Maker’s sole and exclusive discretion (a) in cash within three (3) business days following the later of (i) closing date of the Change of Control, and (ii) the date of this Note, (b) by issuance of shares of Maker’s common stock on the later of (i) such closing, and (ii) three (3) business days following the date of this Note, provided, Maker shall have a then-current market capitalization of $150,000,000, such equity must be freely transferable and publicly traded and not “restricted securities” in the hands of Holder within the meaning of Rule 144 under the Securities Act (as defined below), and Maker shall, if necessary, file and maintain an effective registration statement covering the resale of such shares to ensure such status, and no more than 4.5% the equity of Maker shall be transferred, or (c) by a combination of (a) and (b) above. Such repayment of the Note shall be a condition precedent to the consummation of any Change of Control, and Maker shall cause such requirement to be expressly included in the definitive transaction documents for such Change of Control. “Change of Control” shall mean (A) any consolidation or merger of Maker or Adverum with or into any other corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the equity holders of Maker or Adverum, as applicable, immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent), (B) any transaction or series of related transactions to which Maker or Adverum is a party in which in excess of 40% of the voting power of Maker or Adverum, as applicable, is transferred, (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Maker, or Adverum, as applicable, (D) the common shares of Maker are delisted from the principia! U.S. securities exchange on which it is then listed and not relisted at that time on another national securities exchange; or (E) the sale, exclusive license or other disposition of the Lead Product Candidate or other transfer of all or substantially all of the rights thereto; provided, however, that in each case of (C) and (E) above, an exclusive license granted in the ordinary course of business for bona fide development or commercialization purposes shall not constitute a Change of Control unless such license (i) relates to all or substantially all of Maker’s rights in the Lead Product Candidate on a worldwide basis, and (ii) has aggregate upfront payments in excess of $150 million. Notwithstanding the foregoing, the following will not constitute a Change of Control: (i) a sale of capital stock to underwriters in an underwritten public offering of a Maker’s capital stock solely for the purpose of financing, or (ii) the acquisition of securities of Maker by any third party or group of third parties that acquires such securities in a transaction or series of related transactions, the primary purpose of which is to obtain financing for Maker through the issuance of equity securities (provided that no such financing is structured, in whole or in part, for the purpose of effecting a Change of Control).

4. Manner and Application of Payments. All amounts payable hereunder shall be payable to Holder at Maker’s sole and exclusive discretion (i) by wire transfer of immediately available funds and in lawful money of the United States of America without set-off, deduction or counterclaim at such place as Holder may from time to time designate in writing to Maker, (ii) subject to Maker’s right in connection with a Change in Control, by issuance of Maker’s equity valued at the lesser of (X) the closing price per share of such common stock on the principal U.S. securities exchange on which it is then listed on the trading day immediately prior to the date of payment and (Y) the volume-weighted average price (VWAP) of such common stock for the ten (10) consecutive trading days ending on the trading day immediately prior to the date of payment, in each case as reported by Bloomberg (or, if not available, another nationally recognized reporting service), or (iii) any combination of (i) and (ii) above. If any payment of principal or interest under this Note shall be payable on a day other than a business day such payment shall be made on the next succeeding business day and interest shall be payable at the rate specified in this Note during such extension.

5. Representation and Warranties.

(a) Maker hereby represents and warrants to Holder that:

(i) Maker is validly existing as a corporation under the laws of the State of Delaware and has the power and authority to execute and deliver this Note and has duly executed and delivered this Note;

(ii) this Note is the legal, valid and binding obligation of Maker, enforceable in accordance with its terms; and

(iii) the execution, delivery and performance of this Note and the transaction evidenced hereby does not (a) require the consent or approval of any other party (including any governmental or regulatory party) other than any consent or approval that has already been obtained, (b) violate any law, regulation, agreement, order, writ, judgment, injunction, decree, determination or award presently in effect to which Maker is a party or to which Maker or any of its assets may be subject, or (c) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of Maker pursuant to any other agreement or instrument to which Maker is a party or is bound or by which its properties may be bound or affected.

(b) Holder hereby represents and warrants to Maker that:

(i) Holder is an “accredited investor’’ as defined under the Securities Act of 1933, as amended (“Securities Act”); and

(ii) Holder understands that the Note has not been registered under the Securities Act or any applicable state securities law and is acquiring the Note for its own account and not with a view to or for distributing or reselling the Note.

6. Covenants.

(a) Further Assurances. Maker shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be necessary from time to time or that Holder may reasonably request, to give full effect to the Note and the obligations hereunder.

(b) Maintenance of Existence. Maker shall preserve, renew and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all rights and privileges necessary in the ordinary course of business.

7. Events of Default. Each of the following acts, events or circumstances shall constitute an Event of Default (each an “Event of Default”) hereunder:

(a) Maker shall default in the payment when due (in accordance with the terms of this Note);

(b) (i) Maker shall commence a voluntary case concerning itself under any bankruptcy, insolvency or similar laws or statutes (including Title 11 of the United States Code, as amended, supplemented or replaced) (collectively, the “Bankruptcy Code”); or (ii) an involuntary case is commenced against Maker and is not dismissed within sixty (60) days; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Maker or Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker or there is commenced against Maker any such proceeding; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) Maker is adjudicated insolvent or bankrupt; or (vi) Maker makes a general assignment for the benefit of creditors; or (vii) Maker shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (viii) Maker shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing;

(c) Maker shall dissolve or for any reason cease to be in existence;

(d) any representation or warranty made or that is deemed made by Maker pursuant to this Note shall have been false or misleading in any material respect on the date as of which such representation or warranty was made or deemed made; or

(e) any material adverse effect shall occur or could reasonably be expected to occur with respect to (a) the validity or enforceability of this Note or the rights, powers and privileges purported to be created hereby, or (b) the right and remedies of the Holder hereunder.

If an Event of Default, other than an Event of Default described in Section 7(b), occurs, Holder by written notice to Maker may declare the principal of and accrued interest on this Note to be immediately due and payable. Upon a declaration of acceleration, such principal and interest shall become immediately due and payable. If an Event of Default described in Section 7(b) occurs, the principal of on this Note then outstanding shall become immediately due and payable without any declaration or other act on the part of Holder.

As used herein, the term “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

8. Remedies; Cumulative Rights. In addition to the rights provided under Section 7, and without limitation with respect to other applicable law, Maker acknowledges that this Note is a “business contract” as that term is used under N.C.G.S. § 6-21.6 (or any successor thereto). Holder shall also have any other rights that Holder may have been afforded under any contract or agreement at any time, and any other rights that Holder may have pursuant to applicable law. No delay on the part of Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No extension of time of the payment of this Note or any other modification, amendment or forbearance made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of any co-borrower, endorser, guarantor or any other person with regard to this Note, either in part or in whole. No failure on the part of Holder or any holder hereof to exercise any right or remedy hereunder, whether before or after the occurrence of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute a waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of an Event of Default hereunder or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or to impose late payment charges, or shall be deemed to be a novation of this Note or any reinstatement of the debt evidenced hereby, or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which Holder or any holder hereof may have, whether by the laws of the State of North Carolina, by agreement or otherwise, and none of the foregoing shall operate to release, change or affect the liability of Maker under this Note, and Maker hereby expressly waives (to the extent allowed by law) the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

9. Waivers. Except for the notices expressly required by the terms of this Note (which rights to notice are not waived by Maker), Maker, for itself and its successors and assigns, hereby forever waives presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and waives and renounces (to the extent allowed by law), all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now allowed or which may hereby be provided by any federal or state statute or decisions against the enforcement and collection of the obligations evidenced by this Note and any and all amendments, substitutions, extensions, renewals, increases, and modifications hereof. Nor shall Maker, or anyone claiming by or under Maker, claim or seek to take advantage of N.C.G.S. § 26-7, et seq. Maker expressly agrees that this Note may be extended or subordinated, by forbearance or otherwise, from time to time, without in any way affecting the liability of Maker. No consent or waiver by Holder with respect to any action or failure to act which without such consent or waiver would constitute a breach of any provision of this Note shall be valid or binding unless in writing signed by Holder and then only to the extent expressly specified therein. Neither the failure nor any delay in exercising any right, power or privilege under this Note, at law or equity, or otherwise available agreement, will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege.

10. Notices. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or emailed and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

If to Maker:	Adverum Biotechnologies, Inc.
100 Cardinal Way
Redwood City, CA 94063
Attention: General Counsel

If to Holder:	ARE-NC Region No. 21, LLC
26 North Euclid Avenue
Pasadena, CA 91101
Attention: Corporate Secretary
Re: 14 TW Alexander

11. Usury. All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction, in a final determination may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.

12. Severability; Invalidity. Maker and Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, including applicable usury laws, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent they are legal, valid and enforceable, and the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained herein, and the rights, obligations and interest of Maker and Holder under the remainder of this Note shall continue in full force and effect.

13. No Strict Construction. The language used in this Note shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Assignment. Maker may not transfer, assign or delegate any of its rights or obligations hereunder without the prior written consent of Holder. Holder shall have the right, without the consent of Maker, to transfer or assign, in whole or in part, its rights and interests in and to this Note to any of its affiliates, and, as used herein, the term “Holder” shall mean and include such successors and assigns. This Note shall accrue to the benefit of Holder and its permitted successors and assigns and shall be binding upon the undersigned and its successors and assigns.

15. Amendment. The provisions of this Note may be amended only by a written instrument signed by Maker and Holder.

16. Governing Law. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ALL PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

17. Jurisdiction; Waiver of Jury Trial. ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE FILED, TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN CHARLOTTE, NORTH CAROLINA. MAKER WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MAKER HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES THE AFORESAID TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

18. Prevailing Party’s Fees. In the event that Holder should bring suit or commence any suit or proceeding arising out of or related to the non-payment of this Note against Maker, then all reasonable costs and expenses, including reasonable attorneys’ fees and expert fees, incurred by Holder in connection with such suit or proceeding shall be paid by Maker if Maker is the non-prevailing party, which obligation on the part of Maker shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable if the action is prosecuted to judgment.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Laurent Fischer
Name:	Laurent Fischer
Its:	President and CEO Adverum

☒ I hereby certify that the signature, name, and title above are my signature, name and title